Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160748

STEADFAST INCOME REIT, INC.

SUPPLEMENT NO. 13 DATED JANUARY 5, 2012

TO THE PROSPECTUS DATED APRIL 14, 2011

This document supplements, and should be read in conjunction with, our prospectus dated April 14, 2011, as supplemented by Supplement No. 9 dated October 11, 2011, Supplement No. 10 dated October 28, 2011, Supplement No. 11 dated November 14, 2011 and Supplement No. 12 dated December 7, 2011 relating to our offering of up to $1,650,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 13 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 13 is to disclose:

•	the status of our public offering;

•	our acquisition of a senior residential property located in Grandview, Missouri, known as Truman Farm Villas;

•	our acquisition of a residential property located in Kansas City, Missouri, known as Prairie Walk Apartments;

•	our acquisition of a residential property located in Kansas City, Missouri, known as EBT Lofts; and

•	an amendment to the Operating Expense Reimbursement and Guaranty Agreement.

Status of Our Public Offering

We commenced our initial public offering of up to $1,650,000,000 in shares of our common stock on July 19, 2010. As of December 30, 2011, we had accepted investors’ subscriptions for and issued 3,937,718 shares of our common stock in our public offering, including 597,065 shares of our common stock issued pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of $39,139,068. As of December 30, 2011, we had raised approximately $44,983,393 in gross offering proceeds in both our private and public offerings. We will sell shares of our common stock in our initial public offering until the earlier of July 9, 2012, unless extended, or the date on which the maximum offering amount has been sold.

Our Acquisition of Truman Farm Villas

On December 22, 2011, we acquired a fee simple interest in a 200-unit senior community located in Grandview, Missouri, known as Truman Farm Villas through SIR Truman Farm, LLC, or SIR Truman Farm, a wholly-owned subsidiary of Steadfast Income REIT Operating Partnership, LP, our operating partnership.

Financing and Fees

SIR Truman Farm acquired Truman Farm Villas from an unaffiliated third party seller for an aggregate purchase price of $9,100,000, exclusive of closing costs. SIR Truman Farm financed the payment of the purchase price for Truman Farm Villas with a combination of (1) proceeds from our public offering and (2) a loan in the aggregate principal amount of $5,915,000 from PNC Bank, National Association, or PNC, pursuant to the requirements of the Fannie Mae DUS Supplement Loan Program and evidenced by a promissory note and loan agreement dated December 22, 2011, or the Truman Note. For additional information on the terms of the Truman Note, see “—Truman Note” below.

An acquisition fee of approximately $185,000 was earned by our advisor in connection with the acquisition of Truman Farm Villas, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for Truman Farm Villas as of the closing of the acquisition was 8.37%. We calculate the capitalization rate for a real property by dividing “net operating income” of the property by the purchase price of the property, excluding acquisition costs. Net operating income is calculated by deducting all operating expenses of a property, including property taxes and management fees but excluding debt service payments and capital expenditures, from gross operating revenues received from a property. For purposes of this calculation, net operating income is determined using the projected annualized net operating income of the property based on in-place leases, potential rent increases or decreases for each unit and other revenues from late fees or services, adjusted for projected vacancies, tenant concessions, if any, and charges not collected.

Truman Note

In connection with the acquisition of Truman Farm Villas, SIR Truman Farm borrowed $5,915,000 from PNC pursuant to the Truman Note. The Truman Note has an 84 month term with a maturity date of January 1, 2019, or the Truman Note maturity date. SIR Truman Farm paid a loan origination fee of $59,150 to PNC in connection with the Truman Note.

Interest on the outstanding principal balance of the Truman Note will accrue at a rate of 3.78% per annum, or the Truman Note interest rate, and a monthly payment of interest only in the amount of approximately $19,253.33 (based on a 31-day month) will be due and payable on the first day of each month, commencing February 1, 2012, for twelve months, after which, a monthly payment of principal and interest in the amount of approximately $27,494.08 will be due and payable on the first day of each month, commencing February 1, 2013, until the Truman Note maturity date. The entire outstanding principal balance of the Truman Note, plus any accrued and unpaid interest thereon, is due and payable in full on the Truman Note maturity date. So long as any monthly payment or any other amount due under the Truman Note remains past due for thirty (30) days or more, interest will accrue on the unpaid principal balance of the Truman Note at a rate equal to the lesser of (1) the Truman Note interest rate plus 4.0% or (2) the maximum interest rate which may be collected by PNC under applicable law. So long as any payment due under the Truman Note is not received by PNC within ten days after such payment is due, SIR Truman Farm will pay to PNC, immediately and without demand by PNC, a late charge equal to 5.0% of the amount of the payment due. SIR Truman Farm may voluntarily prepay all, but not less than all, of the unpaid principal balance of the Truman Note and all accrued interest thereon and other sums due to PNC under the Truman Note on the last day of any calendar month during the term of the Truman Note, provided that SIR Truman Farm must provide PNC with at least thirty (30) days and not more than sixty (60) days prior written notice of such prepayment. SIR Truman Farm must also pay a prepayment fee to PNC, calculated in accordance with the terms of the Truman Note, in connection with any voluntary prepayment of the Truman Note.

The performance of the obligations of SIR Truman Farm under the Truman Note is secured by a Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between SIR Truman Farm and PNC with respect to Truman Farm Villas, or the Truman mortgage.

SIR Truman Farm will have no personal liability under the Truman Note or any other loan document for the repayment of the principal and interest and any other amounts due under the Truman Note or any other loan document, collectively referred to as the “Truman indebtedness,” or for the performance of any other obligations under the Truman Note, the Truman mortgage, or any other loan documents, collectively referred to as the “Truman loan documents;” provided, however, that SIR Truman Farm will be personally liable to PNC for the repayment of a portion of the Truman indebtedness equal to any loss or damage suffered by PNC as a result of, among other events, (1) failure of SIR Truman Farm to pay to PNC upon demand after an event of default all rents and security deposits to which PNC is entitled under the Truman loan documents, (2) failure of SIR Truman Farm to maintain all required insurance policies required by the Truman loan documents, (3) failure of SIR Truman Farm to apply all insurance proceeds and condemnation proceeds as required by the Truman loan documents, or (4) waste or abandonment of Truman Farm Villas. In addition, SIR Truman Farm will be personally liable to PNC for the repayment of all Truman indebtedness, and the Truman Note will be fully recourse to SIR Truman Farm, upon the occurrence of, among other events, (1) fraud or written material misrepresentation by SIR Truman Farm or us or any officer, director, partner, member or employee of SIR

Truman Farm or us in connection with the Truman indebtedness or any request for any action or consent by PNC, (2) SIR Truman Farm’s acquisition of any real property other than Truman Farm Villas or operation of any business other than the management of Truman Farm Villas, (3) certain prohibited transfers of ownership interests in SIR Truman Farm or Truman Farm Villas, and (4) certain bankruptcy and insolvency events with respect to SIR Truman Farm.

In connection with the Truman Note, we have absolutely, unconditionally and irrevocably guaranteed to PNC the full and prompt payment when due of all amounts for which SIR Truman Farm is personally liable under the Truman Note, as described above, and the Truman environmental indemnity described immediately below.

On the closing date of the acquisition of Truman Farm Villas, SIR Truman Farm entered into an Environmental Indemnity Agreement, or the Truman environmental indemnity, pursuant to which SIR Truman Farm agreed to indemnify, defend and hold harmless PNC and its affiliates or any other person identified by PNC that is involved in the origination or servicing of the Truman loan, from and against any losses, damages, claims or other liabilities that PNC or such other parties may suffer or incur as a result of, among other things, (1) the actual or alleged presence of certain hazardous substances in, on or under Truman Farm Villas or any property that is adjacent to Truman Farm Villas that may have derived from Truman Farm Villas, (2) any actual or alleged non-compliance with or violation of any environmental laws applicable to Truman Farm Villas, (3) any breach of any representation or warranty or covenant made in the Truman environmental indemnity by SIR Truman Farm or (4) any failure by SIR Truman Farm to perform any of its obligations under the Truman environmental indemnity.

Management of Property

On the closing date of the acquisition of Truman Farm Villas, SIR Truman Farm and Steadfast Management Company, Inc., or Steadfast property manager, entered into a Property Management Agreement, or the Truman management agreement, pursuant to which the Steadfast property manager will serve as the exclusive leasing agent and manager of Truman Farm Villas. Pursuant to the Truman management agreement, SIR Truman Farm will pay Steadfast property manager a monthly management fee in an amount equal to 3.5% of Truman Farm Villas’s gross collections (as defined in the Truman management agreement) for each month. The Truman management agreement has an initial term that expires on December 31, 2012 and will continue thereafter on a month-to-month basis unless either party gives sixty (60) days prior written notice of its desire to terminate the Truman management agreement. SIR Truman Farm may terminate the Truman management agreement at any time upon thirty (30) days prior written notice to Steadfast property manager in the event of the gross negligence, willful misconduct or bad acts of Steadfast property manager or any of Steadfast property manager’s employees. Either party may terminate the Truman management agreement due to a material breach of the other party’s obligations under the agreement that remains uncured for thirty (30) days after notification of such breach.

Description of the Property

Truman Farm Villas is a 200-unit senior community constructed in 2008. Truman Farm Villas consists of 160 one-bedroom units and 40 two-bedroom units, with units ranging in size from 752 to 950 square feet. Rents for units at Truman Farm Villas range from $620 to $820 per month. Common area amenities at Truman Farm Villas include an onsite leasing office, a clubhouse, a swimming pool and a fitness center. Unit amenities at Truman Farm Villas include well equipped kitchens, walk-in closets, mini blinds, vaulted ceilings, washer and dryer connections, extra storage, and a private patio or balcony. Occupancy at Truman Farm Villas was 95% as of December 16, 2011 and units at Truman Farm Villas had an average monthly rent of approximately $642 per unit. We calculate the average rent based on lease payments actually received during the period.

We believe that Truman Farm Villas is suitable for its intended purposes and is adequately covered by insurance. For 2011, the estimated real estate taxes on Truman Farm Villas total approximately $96,000.

Truman Farm Villas is located in Grandview, Missouri, a submarket of Kansas City. Truman Farm Villas is located near major retail and restaurant venues and is adjacent to Harry Truman’s farm house, a national historical landsite. Truman Farm Villas faces competition from other multifamily apartment properties located in the Grandview sub-market.

For federal income tax purposes, we estimate that the depreciable basis in Truman Farm Villas will be approximately $8,257,000. We will depreciate buildings based upon an estimated useful life of 27.5 years.

Our Acquisition of the Prairie Walk Apartments

On December 22, 2011, we acquired a fee simple interest in a 128-unit residential property located in Kansas City, Missouri, known as Prairie Walk Apartments, or the Prairie Walk property, through SIR Prairie Walk, LLC, or SIR Prairie Walk, a wholly-owned subsidiary of our operating partnership.

Financing and Fees

SIR Prairie Walk acquired the Prairie Walk property from an unaffiliated seller for an aggregate purchase price of $6,100,000, exclusive of closing costs. SIR Prairie Walk financed the payment of the purchase price for the Prairie Walk property with a combination of (1) proceeds from our public offering and (2) a loan in the aggregate principal amount of $3,965,000 from PNC pursuant to the requirements of the Fannie Mae DUS Supplement Loan Program and evidenced by a promissory note and loan agreement dated December 22, 2011, or the Prairie Walk Note. For additional information on the terms of the Prairie Walk Note, see “—Prairie Walk Note” below.

An acquisition fee of approximately $125,000 was earned by our advisor in connection with the acquisition of the Prairie Walk property, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate for the Prairie Walk property as of the closing of the acquisition was 7.89%.

Prairie Walk Note

In connection with the acquisition of the Prairie Walk property, SIR Prairie Walk borrowed $3,965,000 from PNC pursuant to the Prairie Walk Note. The Prairie Walk Note has an 84 month term with a maturity date of January 1, 2019, or the Prairie Walk Note maturity date. SIR Prairie Walk paid a loan origination fee of $59,150 to PNC in connection with the Prairie Walk Note.

Interest on the outstanding principal balance of the Prairie Walk Note will accrue at a rate of 3.74% per annum, or the Prairie Walk Note interest rate, and a monthly payment of interest only in the amount of approximately $12,769.50 (based on a 31-day month) will be due and payable on the first day of each month, commencing February 1, 2012, for twelve months, after which, a monthly payment of principal and interest in the amount of approximately $18,340.04 will be due and payable on the first day of each month, commencing February 1, 2013, until the Prairie Walk Note maturity date. The entire outstanding principal balance of the Prairie Walk Note, plus any accrued and unpaid interest thereon, is due and payable in full on the Prairie Walk Note maturity date. So long as any monthly payment or any other amount due under the Prairie Walk Note remains past due for thirty (30) days or more, interest will accrue on the unpaid principal balance of the Prairie Walk Note at a rate equal to the lesser of (1) the Prairie Walk Note interest rate plus 4.0% or (2) the maximum interest rate which may be collected by PNC under applicable law. So long as any payment due under the Prairie Walk Note is not received by PNC within ten days after such payment is due, SIR Prairie Walk will pay to PNC, immediately and without demand by PNC, a late charge equal to 5.0% of the amount of the payment due. SIR Prairie Walk may voluntarily prepay all, but not less than all, of the unpaid principal balance of the Prairie Walk Note and all accrued interest thereon and other sums due to PNC under the Prairie Walk Note on the last day of any calendar month during the term of the Prairie Walk Note, provided that SIR Prairie Walk must provide PNC with at least thirty (30) days and not more than sixty (60) days prior written notice of such prepayment. SIR

Prairie Walk must also pay a prepayment fee to PNC, calculated in accordance with the terms of the Prairie Walk Note, in connection with any voluntary prepayment of the Prairie Walk Note.

The performance of the obligations of SIR Prairie Walk under the Prairie Walk Note is secured by a Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between SIR Prairie Walk and PNC with respect to the Prairie Walk property, or the Prairie Walk mortgage.

SIR Prairie Walk will have no personal liability under the Prairie Walk Note or any other loan document for the repayment of the principal and interest and any other amounts due under the Prairie Walk Note or any other loan document, collectively referred to as the “Prairie Walk indebtedness,” or for the performance of any other obligations under the Prairie Walk Note, the Prairie Walk mortgage, or any other loan documents, collectively referred to as the “Prairie Walk loan documents;” provided, however, that SIR Prairie Walk will be personally liable to PNC for the repayment of a portion of the Prairie Walk indebtedness equal to any loss or damage suffered by PNC as a result of, among other events, (1) failure of SIR Prairie Walk to pay to PNC upon demand after an event of default all rents and security deposits to which PNC is entitled under the Prairie Walk loan documents, (2) failure of SIR Prairie Walk to maintain all required insurance policies required by the Prairie Walk loan documents, (3) failure of SIR Prairie Walk to apply all insurance proceeds and condemnation proceeds as required by the Prairie Walk mortgage, or (4) waste or abandonment of the Prairie Walk property. In addition, SIR Prairie Walk will be personally liable to PNC for the repayment of all Prairie Walk indebtedness, and the Prairie Walk Note will be fully recourse to SIR Prairie Walk, upon the occurrence of, among other events, (1) fraud or written material misrepresentation by SIR Prairie Walk or us or any officer, director, partner, member or employee of SIR Prairie Walk or us in connection with the Prairie Walk indebtedness or any request for any action or consent by PNC, (2) SIR Prairie Walk’s acquisition of any real property other than the Prairie Walk property or operation of any business other than the management of the Prairie Walk property, (3) certain prohibited transfers of ownership interests in SIR Prairie Walk or the Prairie Walk property, and (4) certain bankruptcy and insolvency events with respect to SIR Prairie Walk.

In connection with the Prairie Walk Note, we have absolutely, unconditionally and irrevocably guaranteed to PNC the full and prompt payment when due of all amounts for which SIR Prairie Walk is personally liable under the Prairie Walk Note, as described above, and the Prairie Walk environmental indemnity described immediately below.

On the closing date of the acquisition of the Prairie Walk property, SIR Prairie Walk entered into an Environmental Indemnity Agreement, or the Prairie Walk environmental indemnity, pursuant to which SIR Prairie Walk agreed to indemnify, defend and hold harmless PNC and its affiliates or any other person identified by PNC that is involved in the origination or servicing of the Prairie Walk loan, from and against any losses, damages, claims or other liabilities that PNC or such other parties may suffer or incur as a result of, among other things, (1) the actual or alleged presence of certain hazardous substances in, on or under the Prairie Walk property or any property that is adjacent to the Prairie Walk property that may have derived from the Prairie Walk property, (2) any actual or alleged non-compliance with or violation of any environmental laws applicable to the Prairie Walk property, (3) any breach of any representation or warranty or covenant made in the Prairie Walk environmental indemnity by SIR Prairie Walk or (4) any failure by SIR Prairie Walk to perform any of its obligations under the Prairie Walk environmental indemnity.

Management of Property

On the closing date of the acquisition of the Prairie Walk property, SIR Prairie Walk and Steadfast property manager entered into a Property Management Agreement, or the Prairie Walk management agreement, pursuant to which Steadfast property manager will serve as the exclusive leasing agent and manager of the Prairie Walk property. Pursuant to the Prairie Walk management agreement, SIR Prairie Walk will pay Steadfast property manager a monthly management fee in an amount equal to 3.5% of the Prairie Walk property’s gross collections (as defined in the Prairie Walk management agreement) for each month. The Prairie Walk management agreement has an initial term that expires on December 31, 2012 and will continue thereafter on a month-to-month basis unless either party gives sixty (60) days prior written notice of its desire to terminate the Prairie Walk management agreement. SIR Prairie Walk may terminate the Prairie Walk management agreement at any time upon thirty (30) days prior written notice to Steadfast property manager in the event of the gross negligence, willful misconduct or bad acts of Steadfast property manager or any of Steadfast property manager’s employees. Either party may terminate the Prairie Walk management agreement due to a material breach of the other party’s obligations under the agreement that remains uncured for thirty (30) days after notification of such breach.

Description of the Property

The Prairie Walk property is a 128-unit residential community constructed in 1983. The Prairie Walk property consists of 64 one-bedroom units and 64 two-bedroom units in two-story townhomes and three-story garden style buildings, with units averaging 742 square feet. Average monthly rents are approximately $550 for one-bedroom units and $675 for two-bedroom units. Common area amenities at the Prairie Walk property include a clubhouse, a swimming pool and children’s play area. Unit amenities at the Prairie Walk property include an all-electric kitchen, walk-in closets, washer and dryer connection and a patio or balcony. Occupancy at the Prairie Walk property was 94% as of December 19, 2011 and units at the Prairie Walk property had an average monthly rent of approximately $613 per unit.

We believe that the Prairie Walk property is suitable for its intended purposes and is adequately covered by insurance. For 2011, the estimated real estate taxes on the Prairie Walk property total approximately $49,000.

The Prairie Walk property is located in the South Kansas City suburb of Red Bridge. Red Bridge is a planned community developed in the 1970s and is home to Avila University, a 1,800 student private Catholic college. The Prairie Walk property is primarily surrounded by single family housing and open space. Major shopping centers and restaurants are located within two miles of the Prairie Walk property. The Prairie Walk property faces competition from other multifamily apartment properties located in the greater Kansas City metro sub-market.

For federal income tax purposes, we estimate that the depreciable basis in the Prairie Walk property will be approximately $5,460,000. We will depreciate buildings based upon an estimated useful life of 27.5 years.

Our Acquisition of EBT Lofts

On December 30, 2011, we acquired a 102-unit residential property located in Kansas City, Missouri, commonly known as EBT Lofts, from a third party seller for an aggregate purchase price of $8,575,000, through SIR EBT Lofts, LLC, or SIR EBT Lofts, a wholly owned subsidiary of our operating partnership.

Financing and Fees

SIR EBT Lofts acquired EBT Lofts from an unaffiliated seller for an aggregate purchase price of $8,575,000, exclusive of closing costs. SIR EBT Lofts financed the payment of the purchase price for EBT Lofts with a combination of (1) proceeds from our public offering and (2) a loan in the aggregate principal amount of $5,590,000 from PNC pursuant to the requirements of the Fannie Mae DUS Supplement Loan Program and evidenced by a promissory note and loan agreement dated December 30, 2011, or the EBT Note. For additional information on the terms of the EBT Note, see “—EBT Note” below.

An acquisition fee of approximately $175,000 was earned by our advisor in connection with the acquisition of EBT Lofts, which acquisition fee is expected to be paid to our advisor subject to the terms of our advisory agreement with our advisor. The capitalization rate of EBT Lofts as of the closing of the acquisition was 7.40%.

EBT Note

In connection with the acquisition of EBT Lofts, SIR EBT Lofts borrowed $5,590,000 from PNC pursuant to the EBT Note. The EBT Note has an 84 month term with a maturity date of January 1, 2019, or the EBT Note maturity date. SIR EBT Lofts paid a loan origination fee of $55,900 to PNC in connection with the EBT Note.

Interest on the outstanding principal balance of the EBT Note will accrue at a rate of 3.82% per annum, or the EBT Note interest rate, and a monthly payment of interest only in the amount of approximately $18,387.99 (based on a 31-day month) will be due and payable on the first day of each month, commencing February 1, 2012, for twelve months, after which, a monthly payment of principal and interest in the amount of approximately $26,110.70 will be due and payable on the first day of each month, commencing February 1, 2013, until the EBT Note maturity date. The entire outstanding principal balance of the EBT Note, plus any accrued and unpaid interest thereon, is due and payable in full on the EBT Note maturity date. So long as any monthly payment or any other amount due under the EBT Note remains past due for thirty (30) days or more, interest will accrue on the unpaid principal balance of the EBT Note at a rate equal to the lesser of (1) the EBT Note interest rate plus 4.0% or (2) the maximum interest rate which may be collected by PNC under applicable law. So long as any payment due under the EBT Note is not received by PNC within ten days after such payment is due, SIR EBT Lofts will pay to PNC, immediately and without demand by PNC, a late charge equal to 5.0% of the amount of the payment due. SIR EBT Lofts may voluntarily prepay all, but not less than all, of the unpaid principal balance of the EBT Note and all accrued interest thereon and other sums due to PNC under the EBT Note on the last day of any calendar month during the term of the EBT Note, provided that SIR EBT Lofts must provide PNC with at least thirty (30) days and not more than sixty (60) days prior written notice of such prepayment. SIR EBT Lofts must also pay a prepayment fee to PNC, calculated in accordance with the terms of the EBT Note, in connection with any voluntary prepayment of the EBT Note.

The performance of the obligations of SIR EBT Lofts under the EBT Note is secured by a Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing between SIR EBT and PNC with respect to EBT Lofts, or the EBT mortgage. Additionally, SIR EBT Lofts assigned all of its rights and interests in the EBT Management Agreement (defined below) to PNC upon an event of default under the EBT loan documents.

SIR EBT Lofts will have no personal liability under the EBT Note or any other loan document for the repayment of the principal and interest and any other amounts due under the EBT Note or any other loan document, collectively referred to as the “EBT indebtedness,” or for the performance of any other obligations under the EBT Note, the EBT mortgage, or any other loan documents, collectively referred to as the “EBT loan documents;” provided, however, that SIR EBT Lofts will be personally liable to PNC for the repayment of a portion of the EBT indebtedness equal to any loss or damage suffered by PNC as a result of, among other events, (1) failure of SIR EBT Lofts to pay to PNC upon demand after an event of default all rents and security deposits to which PNC is entitled under the EBT loan documents, (2) failure of SIR EBT Lofts to maintain all required insurance policies required by the EBT loan documents, (3) failure of SIR EBT Lofts to apply all insurance proceeds and condemnation proceeds as required by the EBT mortgage, or (4) waste or abandonment of EBT Lofts. In addition, SIR EBT Lofts will be personally liable to PNC for the repayment of all EBT indebtedness, and the EBT Note will be fully recourse to SIR EBT Lofts, upon the occurrence of, among other events, (1) fraud or written material misrepresentation by SIR EBT Lofts or us or any officer, director, partner, member or employee of SIR EBT Lofts or us in connection with the EBT indebtedness or any request for any action or consent by PNC, (2) SIR EBT Loft’s acquisition of any real property other than EBT Lofts or operation of any business other than the management of EBT Lofts, (3) certain prohibited transfers of ownership interests in SIR EBT Lofts or EBT Lofts, and (4) certain bankruptcy and insolvency events with respect to SIR EBT Lofts.

In connection with the EBT Note, we have absolutely, unconditionally and irrevocably guaranteed to PNC the full and prompt payment when due of all amounts for which SIR EBT Lofts is personally liable under the EBT Note, as described above, and the EBT environmental indemnity described immediately below.

On the closing date of the acquisition of EBT Lofts, SIR EBT Lofts entered into an Environmental Indemnity Agreement, or the EBT environmental indemnity, pursuant to which SIR EBT Lofts agreed to indemnify, defend and hold harmless PNC and its affiliates or any other person identified by PNC that is involved in the origination or servicing of the EBT loan, from and against any losses, damages, claims or other liabilities that PNC or such other parties may suffer or incur as a result of, among other things, (1) the actual or alleged presence of certain hazardous substances in, on or under EBT Lofts or any property that is adjacent to EBT Lofts that may have derived from EBT Lofts, (2) any actual or alleged non-compliance with or violation of any environmental laws applicable to EBT Lofts, (3) any breach of any representation or warranty or covenant made in the EBT environmental indemnity by SIR EBT Lofts or (4) any failure by SIR EBT Lofts to perform any of its obligations under the EBT environmental indemnity.

Management of Property

On the closing date of the acquisition of EBT Lofts, SIR EBT Lofts and Embassy Properties, Inc., or Embassy, a third party property management company, entered into a Property Management Agreement, or the EBT management agreement, pursuant to which Embassy will serve as the exclusive leasing agent and manager of EBT Lofts. Pursuant to the EBT management agreement, SIR EBT Lofts will pay Embassy a monthly management fee in an amount equal to 3.5% of EBT Loft’s gross collections (as defined in the EBT management agreement) for each month. The EBT management agreement has an initial term that expires on December 31, 2012 and will continue thereafter on a month-to-month basis unless either party gives sixty (60) days prior written notice of its desire to terminate the EBT management agreement. SIR EBT Lofts may terminate the EBT management agreement at any time upon thirty (30) days prior written notice to Embassy in the event of the gross negligence, willful misconduct or bad acts of Embassy or any of Embassy’s employees. Either party may terminate the EBT management agreement due to a material breach of the other party’s obligations under the agreement that remains uncured for thirty (30) days after notification of such breach.

Description of the Property

EBT Lofts contains 102 loft units consisting of 29 studio units, 63 one-bedroom units and 10 two-bedroom units. The building containing EBT Lofts was built in 1899 and utilized as a warehouse by Emery, Bird, Thayer Company, a local department store. The building was converted from a warehouse into EBT Lofts in 2001. The units at EBT Lofts range in size from 640 to 1,740 square feet, with average monthly rents of approximately $775 for studios, $855 for one-bedroom units and $1,080 for two-bedroom units. Amenities at EBT Lofts include washer and dryer connections, courtesy patrol, secured entry, a fitness center and a clubroom. Occupancy at EBT Lofts was 97% as of December 29, 2011 and units at EBT Lofts had an average monthly rent of approximately $857 per unit.

We believe that EBT Lofts is suitable for its intended purposes and is adequately covered by insurance. For 2011, the estimated real estate taxes on EBT Lofts total approximately $59,000.

EBT Lofts is located in downtown Kansas City, Missouri, in the Crossroads Arts District, Kansas City’s main art gallery district. EBT Lofts is within walking distance of dozens of art galleries and restaurants, the Sprint Center Arena, Union Station and the new Kauffman Center for Performing Arts. EBT Lofts faces competition from other multifamily apartment properties located in the greater Kansas City metro sub-market.

For federal income tax purposes, we estimate that the depreciable basis in EBT Lofts will be approximately $8,115,000. We will depreciate buildings based upon an estimated useful life of 27.5 years.

Amendment to the Operating Expense Reimbursement and Guaranty Agreement

On December 21, 2011, we, our advisor, Beacon Bay Holdings, LLC, an affiliate of our advisor, and Rodney F. Emery, our Chairman, Chief Executive Officer and President, entered into Amendment No. 1 to the Operating Expense Reimbursement and Guaranty Agreement, or the amendment. The amendment extends the date to determine whether our advisor must reimburse us for operating expenses incurred by us during the four fiscal quarters ended March 31, 2011 that exceeded the 2%/25% limitation set forth in our charter and our advisory agreement. Pursuant to the terms of the amendment, the determination date has been extended from December 31, 2011 to June 30, 2012. The amendment also provides that any reimbursement for the excess amount at March 31, 2011 must be made by our advisor no later than July 30, 2012.

The amendment also modifies the terms relating to future reimbursement of our advisor for operating expenses incurred on our behalf hat exceed the 2%/25% limitation. For any such excess amounts incurred from April 1, 2011 to December 31, 2011, our advisor may only be reimbursed for such excess amount if we meet the 2%/25% limitation on a cumulative basis (measured for our entire operating history), subject to a determination by our independent directors that such excess was justified based on unusual and nonrecurring factors which they deem to be sufficient.